Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of 4D pharma plc of our report dated March 31, 2022, relating to the consolidated financial statements of 4D pharma plc and Subsidiaries appearing in the Annual Report on Form 20-F of 4D pharma plc for the year ended December 31, 2021.

/s/ RSM US LLP

Boston, Massachusetts

April 1, 2022